EXHIBIT 5.1


                         OPINION OF LATHAM & WATKINS LLP

                          [Latham & Watkins Letterhead]

October 17, 2006


Geron Corporation
230 Constitution Drive
Menlo Park, California 94025


                  Re: REGISTRATION OF 161,238 SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF GERON CORPORATION, PURSUANT TO A REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as special counsel to Geron Corporation, a Delaware corporation (the "Company"), in connection with the registration for resale of 161,238 shares of common stock of the Company, par value $0.001 per share (the "Shares"), to be issued to Cambrex Bio Science Walkersville, Inc. ("Cambrex") pursuant to the Common Stock Purchase Agreement, dated as of October 6, 2006 (the "Agreement"), by and between the Company and Cambrex, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on October 17, 2006 (the "Registration Statement"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof (the "Prospectus"), other than as to the validity of the Shares.

         As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

         We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

         Subject to the foregoing, it is our opinion that, as of the date hereof, when certificates representing the Shares in the form of the specimen certificate filed as an exhibit to the registration statement filed on Form S-1 (Registration No. 333-05853) have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for in the manner contemplated by the Agreement, filed as an exhibit to the Registration Statement, the issuance and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and nonassessable.

         This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                      /s/ Latham & Watkins LLP
                                      LATHAM & WATKINS LLP